Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:46 PM 02/24/2010

FILED 01:13 pm 02/24/2010

SRV 100197313 – 2435760 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of ViroPharma Incorporated, a Delaware Corporation on this 24th day of February, A.D. 2010, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the city of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 24th day of February, A.D., 2010.

By:	/s/ Ann Williams
Authorized Officer

Name:	Ann Williams
Print or Type

Title:	Vice President Corporation Trust Company